DEPARTMENT OF THE TREASURY

 INTERNAL REVENUE SERVICE
 DISTRICT DIRECTOR
 31 HOPKINS PLAZA
 BALTIMORE, MD 212010000


L.B. FOSTER COMPANY
415 HOLIDAY DRIVE
PITTSBURGH. PA 15220-0000                Employer Identification Number:
                                           25-1324733
                                          File Folder Number:
                                            521004590
                                          Person to Contact:
                                            GLORIA E. CIERI
                                          Contact Telephone Number:
                                            (410) 962-2330
                                          Plan Name: L. B. FOSTER COMPANY
                                          VOLUNTARY INVESTMENT PLAN
                                          Plan Number: 201

 Dear Applicant:

        We have made a favorable determination on your plan, identified above, based on the information supplied. Please keep this letter in your permanent records.

        Continued qualification of the plan under its present form will depend on its effect in operation. (See section 1.401-1(b)(3) of the Income Tax Regulations.) We will review the status of the plan in operation periodically.

        The enclosed document explains the significance of this favorable determination letter, points out some features that may affect the qualified status of your employee retirement plan, and provides information on the reporting requirements for your plan. It also describes some events that automatically nullify it. It is very important that you read the publication.

        This letter relates only to the status of your plan under the Internal Revenue Code. It is not a determination regarding the effect of other federal or local statutes.

        This   determination  is  subject  to  your  adoption  of  the  proposed amendments submitted in your letter dated August 23, 1995. The proposed amendments should be adopted on or before the date prescribed by the regulations under Code section 401(b).

        This determination letter is applicable for the amendment(s) adopted on February 28. 1995.

        This plan has been mandatorily disaggregated, permissively aggregated, or restructured to satisfy the nondiscrimination requirements.

        This plan satisfies the minimum coverage requirements on the basis of the average benefit test in section 410(b)(2) of the Code.

        This letter is issued under Rev. Proc. 93-39 and considers the amendments required by the Tax Reform Act of 1986 except as otherwise specified in this letter.

        This letter may not be relied upon with respect to whether the plan satisfies the qualification requirements as amended by the Uruguay Round Agreements Act, Pub. L. 103465.

        If you have questions concerning this matter, please contact the person whose name and telephone number are shown above.

                                            Sincerely yours.

                                           /s/ Paul M. Harrington
                                           -----------------------
                                            District Director

 Enclosure(s)
 Publication 794